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                                                                    Exhibit 3.12

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

                                    * * * * *

      Newbridge Communications, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

      FIRST: That the Board of Directors of said corporation at a meeting duly held, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

            RESOLVED, that the Certificate of Incorporation of Newbridge Communications, Inc. be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows: "The name of the corporation shall be Films for the Humanities & Sciences, Inc."

      SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

      THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of sections 242 and 228 of the General Corporation Law of the State of Delaware.


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      IN WITNESS WHEREOF, said Newbridge Communications, Inc. has caused this certificate to be signed by Ann Riposanu its Vice President and attested by Beverly C. Chell its Secretary this 24th day of February, 1998.

                                       NEWBRIDGE COMMUNICATIONS, INC.


                                       ------------------------------
                                              Ann M. Riposanu
                                               Vice President

ATTEST:


By:
    ---------------------------
      Beverly C. Chell
          Secretary